[Kirkpatrick & Lockhart Preston Gates Ellis LLP Letterhead]



June 29, 2007

John Hancock Funds II
601 Congress Street
Boston, Massachusetts  02210

Ladies and Gentlemen:

     We have acted as counsel to John Hancock Funds II, a Massachusetts business trust (the "Trust"), and its series John Hancock Lifestyle Balanced Portfolio (the "Acquiring Fund"), in connection with the filing with the Securities and Exchange Commission ("SEC") of the registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), registering Class A, B, C, and R1 shares of beneficial interest (the "shares") of the Acquiring Fund to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"). The Agreement adopted by the Acquiring Fund and John Hancock Allocation Core Portfolio, a series of John Hancock Capital Series Trust (the "Acquired Fund"), provides for the transfer of all of the Acquired Fund's assets to the Acquiring Fund in exchange solely for the issuance of a number of shares of the Acquiring Fund determined in the manner specified in the Agreement and the assumption by the Acquiring Fund of substantially all of the liabilities of the Acquired Fund. The shares shall be distributed to the Acquired Fund's shareholders in proportion to their holdings on the reorganization date.

     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Amended and Restated Declaration of Trust of the Trust, as amended, the Amended and Restated By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Class A, B, C and R1 shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and


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John Hancock Funds II
June 29, 2007
Page 2


     2. When issued and consideration therefor has been paid in accordance with the Agreement, the shares to be issued pursuant to the
        Registration Statement will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a
        Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,
                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP